                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 19th day of May, 1995, by and between Spectra-Physics Lasers, Inc. (the "Company"), and Mark S. Sobey ("Executive").

                                   BACKGROUND

        1. The Company desires to develop a new business to be operated by a new company to be formed as a subsidiary of the Company ("Newco") for the purpose of developing a new end-users system business for the company (the "Business").

        2. Employer desires to employ Executive, and Executive is willing to be employed by Employer, upon the terms and subject to the conditions hereinafter set forth. As used herein, "Employer" shall mean the Company prior to the formation of Newco and Newco after its formation.

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                      TERMS

        SECTION 1. Employment. Employer hereby employs Executive, and Executive hereby accepts such employment and agrees to serve initially as the Company's Vice President - New Business Development and, upon formation of Newco, as Newco's President during the Employment Period set forth in Section 6, subject to the terms and conditions hereinafter set forth.

        SECTION 2. Management Duties. Prior to the formation of Newco, Executive shall work with those employees designated by the Company to identify a target market and develop a five-year plan for the Business satisfactory to the Company in its sole discretion and shall perform such additional duties relating thereto, which duties shall however, in all cases be subject to policies set by, and at the direction and control of, the Company's Board of Directors. Once such five-year plan has been approved by the Company and the Company has formed Newco, Executive will become an employee of Newco. As President of Newco, Executive shall work to establish and operate Newco in accordance with the five-year plan for the Business approved by the Company (the "Plan") and shall carry out such duties as are customarily associated with such position, which duties shall however, in all cases be subject to policies set by, and at the direction and control of, Newco's Board of Directors.

        SECTION 3. Extent of Services. During the Employment Period, Executive shall devote his full time and attention and give his best efforts, skills and abilities exclusively to the development, management and operations of Employer and the Business. Executive shall perform his services hereunder at such places as are required for the effective development and management of Employer and the Business.

SECTION 4.     Compensation and Benefits.

        (a) During the Employment Period, Executive shall receive as compensation for his services a salary at the rate of One Hundred Forty-Five Thousand Six-Hundred Dollars ($145,600) per annum or such greater amount as determined by the Board of Directors of Employer from time to time in its absolute and sole discretion (the "Base Salary"), which Base Salary shall be payable in equal installments at such intervals as Employer pays its employees generally.

        (b) During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs approved by the Company's Board of Directors as the Company shall provide generally to other employees of the Company from time to time; provided, however, that Executive shall not be entitled to participate in any bonus or profit-sharing plans of the Company after formation of Newco but shall be entitled to participate in all employee benefit plans and programs approved by Newco's Board of Directors as Newco shall provide generally to other employees of Newco from time to time. Upon formation of Newco, Newco shall adopt an employee equity incentive plan substantially upon the terms outlined on Exhibit A hereto and consistent therewith and, subject to the execution by Executive of an equity incentive agreement in a form acceptable to Newco and Executive (the "Equity Agreement"), Executive shall be granted equity incentive rights covering the common stock of Newco equal to the Covered Interest. For purposes of this Agreement, "Covered Interest" shall mean: (i) 10% of Newco's outstanding common stock (as measured on a fully-diluted basis) so long as Newco's contributed capitalization is equal to or less than the contributed capitalization projected in the Plan for such time; and (ii) in the event that Newco's contributed capitalization exceeds the amount projected in the Plan for such time, 10% of Newco's outstanding common stock (as measured on a fully-diluted basis) immediately prior to such contribution.

        (c) Executive shall be entitled to those holidays and that amount of vacation that are permitted under and are consistent with policies of the Employer.

        (d) All payments to Executive or his estate made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws.

        SECTION 5. Expense Reimbursements. During the Employment Period, Employer shall reimburse Executive for all reasonable and itemized out-of-pocket expenses incurred by Executive in the ordinary course of the Business, provided such expenses are properly reported to Employer in accordance with its accounting procedures.

        SECTION 6. Term. The period of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and, unless sooner terminated pursuant to Section 7 of this Agreement, shall continue until the close of business on the earlier of (a) the fifth anniversary hereof and (b) the fourth anniversary of the formation of Newco, and the Employment Period shall terminate upon the earlier of such time; Provided however that the Employment Period shall be extended for additional periods of one-year unless either Employer or the Executive shall have given written notice to the other, no later than 90 days prior to the last day of the then-existing Employment Period, that the term of this Agreement shall not be so extended.

        SECTION 7. Termination.

        (a) The Employment Period may be terminated by either Employer (or its successor) or the Executive at any time or for any reason, as provided in this
Section 7(a). The Employment Period shall terminate upon the earliest to occur of the following:

            (i) the close of business on the last day of the then-existing Employment Period (as such Employment Period may be extended from time to time pursuant to Section 6);

            (ii)    the Executive's death;

            (iii) delivery by Employer to Executive of a written notice of Employer's election to terminate Executive's employment hereunder because of Executive's Disability (as defined below);

            (iv) delivery by Employer to Executive of a written notice of Employer's election to terminate Executive's employment hereunder for Cause (as defined below);

            (v) delivery by Employer to Executive of a written notice of Employer's election to terminate Executive's employment hereunder and such termination is not for Cause or as a result of Executive's death or Disability;

            (vi) the close of business on the day which is 90 days after the date on which the Executive shall have delivered to Employer written notice of Executive's election to terminate Executive's employment hereunder and such termination is not Justifiable Termination (as defined below), or

            (vii) the close of business on the day on which the Executive shall have delivered to Employer written notice of Executive's intent to terminate Executive's employment hereunder due to Justifiable Termination.

        (b) For purposes of this Agreement, "Disability" shall mean that Executive suffers from an illness or other physical or mental impairment which, in the judgment of the Board of Directors of Employer, prevents Executive from performing his duties hereunder for a period of ninety (90) consecutive days. For purposes of this Agreement, "Cause" means termination of Executive's employment with Employer (i) due to willful neglect by Executive of, or willful refusal by Executive to perform, his duties with Employer or due to willful misconduct by Executive relating to, or materially adversely affecting his ability to perform, his duties with Employer or materially adversely affecting Employer, in each case as determined by Employer's Board of Directors in good faith; or (ii) in connection with any material breach by Executive of the terms of this Agreement; or (iii) any termination by Executive of his employment hereunder which is not due to Justifiable Termination. For purposes of this Agreement, "Justifiable

Termination" shall mean termination of Executive's employment with Employer due to (x) any material adverse change in the position held by Executive with Newco or in Executive's principal place of employment with Newco (in no event to include relocation within Newco's then-existing metropolitan area); or (y) any material failure of the Employer to perform its obligations under this Agreement.

        (c) Following any termination of Executive's employment hereunder, all obligations of the Company and Newco under this Agreement (other than (x) any obligations with respect to the payment of accrued and unpaid salary, accrued and unpaid vacation, and expense reimbursement under Sections 4 and 5 hereof through the date of Executive's termination of employment hereunder, (y) as set forth in Section 7(d), and (z) any rights granted pursuant to the Equity Agreement which survive termination in accordance with the terms thereof) shall terminate.

        (d) In the event of any termination of Executive's employment hereunder prior to the close of business on the last day of the Employment Period pursuant to Section 7(a)(v) or pursuant to Section 7(a)(vii) as a result of Justifiable Termination, the Employer shall pay to Executive severance compensation in an amount equal to 100% of Executive's Base Salary as in effect on the date of such termination. All cash severance compensation amounts owed pursuant to this
Section 7(d) shall be paid within ten (10) days following the effective date of Executive's termination, as applicable. In addition: (x) in the event of any termination of Executive's employment hereunder prior to the close of business on the last day of the Employment Period for any reason other than pursuant to
Section 7(a)(iv) or Section 7(a)(vi), the Employer shall pay to Executive a payment equal to the pro rata portion of any aggregate bonus payment (owed under the terms of any Employer bonus plan in effect for the fiscal year of such termination) earned or accrued and unpaid through the date of termination, payable promptly after calculation following the end of such fiscal year; and
(y) in the event of any termination of Executive's employment hereunder prior to the close of business on the last day of the Employment Period pursuant to
Section 7(a)(v) or pursuant to Section 7(a)(vii) as a result of Justifiable Termination, the Employer shall pay for health insurance benefit programs for Executive comparable to those which Executive participated in immediately prior to his termination for the one year period following such termination (except to the extent Executive receives comparable benefits from another employer).

        (e) Any termination by Employer or by Executive of Executive's employment hereunder shall be communicated by written notice which shall indicate the specific termination provision in this Agreement relied upon.

        (f) Any severance compensation granted in this Section 7 (together with the rights granted under the Equity Agreement referred to in Section 7(C) above and any rights granted under any written option agreement with Executive) shall be the sole and exclusive compensation or benefit due to Executive upon termination of Executive's employment.

SECTION 8.     Representations, Warranties and Acknowledgments of Executive.

        (a) Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 9 hereof. Executive further represents and warrants that his employment with Employer will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

        (b) Executive represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company and Newco and their respective affiliates (including Spectra-Physics AB and its direct and indirect subsidiaries, the "Group") serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Group or to otherwise breach the obligations contained in Section 9.

        (c) Executive recognizes and acknowledges that: (i) in the course of Executive's employment by Employer, it will be necessary for Executive to acquire information which could include, in whole or in part, information concerning the Group's experimental and development plans, trade secrets, secret procedures, information relating to ideas, improvements, and inventions, disclosures, processes, systems, formulas, composition, patents, patent applications, machinery, materials research activities and plans, customers or vendors and prospective customers, the Group's product costs, the Group's prices, profits and volume of sales, and future business plans, and other confidential or proprietary information belonging to the Group or relating to the Group's affairs, even if such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements entered into by any member of the Group (collectively, such information is referred to herein as the "Confidential Information"); (ii) the Confidential Information is the property of the Group; (iii) the use, misappropriation or disclosure of the Confidential Information would cause irreparable injury to the Group; and (iv) it is essential to the protection of the Group's good will and to the maintenance of the Group's competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive's own advantage or the advantage of others (except as may be necessary for the performance of Executive's duties hereunder).

        (d) Executive further recognizes and acknowledges that his duties at the Company and Newco may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 U.S.C. Section 1 et seq. In the event of publication of such materials, Executive acknowledges that since the work is "work made for hire," Employer will solely retain and own all rights in said materials, including right of copyright.

        SECTION 9. Executives Covenants and Agreements.

(a) Executive agrees to hold and safeguard the Confidential Information in trust for the Company, Newco, and their successors and assigns and agrees that he shall not, without the prior written consent of the Board of Directors of the Company or Newco, disclose or make available to anyone for use outside the Company's or Newco's organization at any time, either during his employment with Employer or subsequent to the termination of his employment with Employer for any reason, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive's duties to Employer.

        (b) Executive shall disclose promptly to Employer any and all Employer Inventions (as defined below) authorized, conceived or made by Executive during the period of Executive's employment by Employer and related to the business or activities of Employer, and hereby assigns and agrees to assign all his right, title and interest world-wide in all Employer Inventions and in all intellectual property rights based upon Employer Inventions to Employer. Whenever requested to do so by Employer, Executive shall execute any and all applications, assignments or other instruments which Employer shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country or to otherwise protect Employer's interest therein or to evidence the assignment thereof to Employer. Such obligations shall continue beyond the termination of Executive's employment with Employer for any reason with respect to Employer Inventions authored, conceived or made by Executive during the period of Executive's employment by Employer, and shall be binding upon Executive's assigns, executors, administrators and other legal representatives. In the event that the Company or Newco is unable for any reason to secure Executive's signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any Employer Inventions (including but not limited to any renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably appoints Employer and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights relating to such Employer Inventions with the same legal force and effect as if executed by Executive. Executive represents and warrants to Employer that there are at present no works, software, inventions, discoveries or improvements which were recorded, written, conceived, invented, made or discovered by Executive before entering into this Agreement and which Executive desires to remove from the provisions of this Agreement. As provided in Section 2870 of the California Labor Code, Executive shall not be required to assign to Employer any Inventions (as defined below) which are (i) conceived and developed entirely on his own time; (ii) not related to any actual or anticipated business of Employer; (iii) not the result of work done in the course of his employment with Employer; and (iv) conceived and made without any Employer equipment, supplies, facilities or Confidential Information. Employer shall have the irrevocable, royalty-free, worldwide right to use in its business, and to use, make, have made and sell products, processes, and/or services derived from any Employer Inventions.

        (c) As used in this Agreement: (i) "Inventions" means any new or useful art, discovery, contribution, finding, and improvements thereof or know-how related thereto, whether patentable or not, including but not limited to contributions, concepts, ideas, developments, discoveries, processes, formulas, or methods, composition, techniques, articles, machines, designs, or software; and (ii) "Employer Inventions" means all Inventions conceived or made by Executive, alone or with others, which (i) relate or may relate in any manner to the Business or its research and development, (ii) were conceived or made, in whole or in part, on Employer's time or with any of Employer's equipment, supplies, facilities or Confidential Information, or (iii) result from tasks assigned to Executive by Employer.

        (d) Upon the termination of Executive's employment with Employer for any reason Executive shall promptly deliver to Employer all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, price lists, customer lists, company credit cards, company vehicles and any documents concerning Employer's customers or concerning products or processes used by Employer and, without limiting the foregoing, will promptly deliver to Employer any and all other documents or materials containing or constituting Employer Inventions or Confidential Information.

        (e) Executive covenants and agrees that during the period of Executive's employment hereunder and for the Post-Termination Period thereafter (as defined below) following the termination of Executive's employment hereunder, Executive shall not, anywhere in the world, directly or indirectly, engage (whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise, whether alone or in association with any other person, corporation or other entity) in any business or other enterprise which sells or attempts to sell in competition with the Company or Newco any products or services which are the same as or substantially similar to the products or services sold or proposed to be sold by the Company or Newco at any time during the last two (2) years prior to the termination of Executive's employment hereunder. For purposes of this Agreement, "Post-Termination Period" shall mean (x) in the event that Executive is terminated by Employer other than for Cause or Executive terminates employment for Justifiable Termination, 180 days, and (y) in the event that Executive's employment is terminated for any reason other than as set forth in clause (x), two (2) years.

        (f) Executive agrees that during his employment with Employer, he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of Employer for any purpose other than for the benefit of Employer.

        (g) Executive agrees that, for two (2) years following termination of Executive's employment with Employer hereunder for any reason, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or Newco to leave the employ of the Company or Newco for any reason whatsoever nor shall Executive offer or provide employment (whether such employment is with the Executive or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within one year prior thereto had been, employed by the Company, Newco or any of their subsidiaries.

        SECTION 10. Remedies. Executive acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Executive, Employer will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to Employer in this Agreement are cumulative and are in addition to remedies otherwise available to Employer at law or in equity. If Employer is obliged to resort to the courts for the enforcement of any of the covenants of Executive contained in


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

Section 9 hereof, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

        SECTION 11. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any other or subsequent breach by Executive of such or any other provision. No delay or omission by Employer or Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by Employer or Executive from time to time and as often as may be deemed expedient or necessary by Employer or Executive in its or his sole discretion.

        SECTION 12. Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

        To Employer:
        Spectra-Physics Lasers, Inc.
        1335 Terra Bella
        Mountain View, CA 94043
        Attention: President

        To Executive:
        Mr. Mark S. Sobey
        14 Clover Lane
        San Carlos, CA 94070

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

        SECTION 13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

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

        SECTION 14. Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law provisions thereof. Each party irrevocably submits to the exclusive jurisdiction of any court located in the State of California, for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to raise any objection in any court located in the State of California to the laying or maintaining of the venue of any such action, suit or proceeding in such court.

        SECTION 15. Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive's rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of Employer.

        SECTION 16. Attorneys' Fees; Costs. If a party hereto prevails in a proceeding for damages or injunctive relief, that party, in addition to other relief, shall be entitled to reasonable attorneys' fees, costs and the expenses of litigation incurred by such party in securing the relief granted by the Court.

        SECTION 17. Counterparts; Section Headings. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

        SECTION 18. Survival. Notwithstanding the termination of this Agreement or Executive's employment hereunder for any reason, Sections 5, 7, 8, 9, 10, 13, 14, 15, 16 and 18 hereof shall survive any such termination.

        SECTION 19. Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. This Agreement may only be modified by an agreement in writing executed by both Executive and Employer.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

                                               Company:
                                               SPECTRA-PHYSICS LASERS, INC.



                                               By /s/ Patrick E. Edsell
                                                 -------------------------------

                                               Executive:


                                               /s/ Mark S. Sobey
                                               ---------------------------------
                                               Mark S. Sobey

                                    Exhibit A

                            STOCK OPTION PLAN SUMMARY

A.      PROPOSED INITIAL CAPITALIZATION

                                                         Newco
                                                     Common Stock
                                                     ------------
Spectra-Physics                                    No less than 80% of shares
Management                                         No more than 20% of shares*



Shares would be granted subject to options.

B.      NONQUALIFIED STOCK OPTION PLAN: PRINCIPAL TERMS

After formation of Newco, options to purchase common stock of Newco ("options") will be made available to key managers of Newco selected by the Company ("Managers"). The Options will be granted to Managers in consideration for their services to Newco.

        Exercise Price

        The exercise price under the options shall be the price per share that the Company initially pays for its shares of Newco common stock (expected to be $0.05 per share) for Managers who are granted options within the first six months after formation of Newco and the fair market value at the time of grant for Managers who are granted Options thereafter.

        Vesting
        -------

        Upon Grant         -        10% of total granted to each Manager.

        Time-Based         -        40% of the total granted to each Manager,
                                    with 25% of this a-mount vesting at the end of each fiscal year for each of the first four years that a Manager is employed by Newco.

        Performance        -        50% of the total granted to each Manager,
                                    with 25% of this amount eligible for vesting at the end of each fiscal year for each of the first four years that a Manager is employed by Newco if Newco's actual sales and ORAD performance meet the targets set forth in the business plan adopted by Newco's board of directors for such fiscal year.

        Accelerated        -        See "Sale of Newco" below.

        Option Exercise

        Managers will not be entitled to exercise the Options unless, prior to their lapse or purchase by Newco, an IPO occurs, which generally shall mean a sale of Newco's equity securities pursuant an effective SEC registration statement, if as a result of such sale (x) Newco becomes a reporting company under Section 12 of the Securities Exchange Act of 1934, as amended, (y) Newco receives at least $10 million in net proceeds and the common stock sold pursuant to such registration statement represents at least 35% of the common stock of Newco outstanding after such sale, and (z) the common stock of Newco is traded on the New York Stock Exchange or the American Stock Exchange, or quoted on the NASDAQ National Market System.

        Sale of Newco

        If Newco engages in a "sale of control" transaction (e.g., merger, sale of all of Newco's stock or sale by Newco of substantially all of its assets), holders of vested Options will be entitled to receive the net consideration per share received by Newco's existing holders of common stock (after deducting the applicable exercise price) in cancellation of such Options. In the event of a sale of control, all unvested options which are eligible to vest over time as described above under "Vesting-Time-Based" shall immediately vest. In the event of a sale of control, if the acquiror elects in its sole discretion to continue the option program described in this Stock Option Plan Summary following such a sale of control, then all unvested options which are eligible to vest over time as described above under "Vesting - Performance" shall continue and be assumed following the sale of control transaction.

        Purchase Rights

        The Options will be subject to purchase by Newco (unless Newco shall have consummated an IPO or sale of control or the Options shall have lapsed) as follows:

               During initial four years of Newco employment

               If a Manager's employment with Newco is terminated by Newco (other than for cause) or is terminated by the Manager due to Justifiable Termination after the grant of the Options but during the initial four years of a Manager's employment with Newco, then Newco will determine the reasonable value of the shares subject to such Manager's vested Options as of the time of termination as described below. The valuation of shares of Newco's common stock shall be determined by Newco's board of directors in good faith, and such valuation shall be binding on the parties. If such Manager has not been engaged in any business or activity in competition with Newco or the Company at any time following termination in breach of the Manager's obligations under any written employment agreement (the "Employment Agreement"), then Newco will be required to purchase all of such Manager's Options at the determined value of the shares (net of the applicable exercise price): (x) promptly following the valuation of such shares in the event that the Manager's employment with Newco is terminated by Newco (other than


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

               for cause) or as a result of the Manager's death or disability; and (y) on the first anniversary of the Manager's termination of employment in all other cases.

               After fourth anniversary of Newco Employment

               Newco shall be required to purchase all Options then held by a Manager on a date selected by Newco between the fourth and fifth anniversary, of the date of employment of such Manager with Newco (with thirty days notice to Manager). The purchase price for a Manager's Options shall be an amount equal to the percentage of shares represented by such Manager's Options multiplied by the value of all of Newco's shares of common stock as described below (net of the applicable exercise price), payable promptly following valuation unless such Manager engages in any business or activity in competition with Newco or the Company prior thereto in breach of the Manager's obligations under the Employment Agreement. The valuation of shares of Newco's common stock shall be deter-mined by Newco's board of directors in good faith. In the event of any disagreement with such valuation, Newco shall select an arbitrator (who is an independent banking firm or other appraiser) to review the reasonableness of Newco's valuation. The cost of arbitration will be borne by Newco. If the arbitrator determines that Newco's valuation is reasonable, then Newco's valuation shall be binding on the parties; if the arbitrator determines that Newco's valuation is not reasonable, then the arbitrator will determine a value for which Newco will purchase the Manager's Options.

               Antidilution

               The number of shares of common stock subject to the Options and the exercise price per share shall be appropriately adjusted if Newco declares or effects any stock dividend or subdivision or combination of shares.

               Transferability

               The Options will not be transferable except by will or the laws of descent and distribution.

               Lapse of Options

               If a Manager is terminated for cause at any time or if such Manager terminates employment for any reason prior to January 1, 1998 (other than due to Justifiable Termination) or if such Manager engages in any business or activity in competition with Newco or the Company in breach of the Manager's obligations under the Employment Agreement at any time following termination or valuation of shares subject to Options and prior to payment of the consideration described above, then all such Options shall lapse and be cancelled without any consideration. If a Manager's employment with Newco ceases for any reason (other than for Cause) on or after January 1, 1998 or if Newco engages in a "sale of control", then the

               Manager shall receive the consideration described above under "Purchase Rights" in exchange for cancellation of the Manager's Options; provided, however, the provisions of "Sale of Newco" shall be operative as described above with respect to unvested Options.


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